Exhibit 99.1

For Immediate Release

Del Taco Restaurants, Inc. Reports Fiscal Second Quarter 2019 Financial Results
Reaffirms Guidance for Fiscal Year 2019

Lake Forest, CA. July 29, 2019 - Del Taco Restaurants, Inc. (“Del Taco” or the “Company”), (NASDAQ: TACO), the second largest Mexican-American quick service restaurant chain by units in the United States, today reported fiscal second quarter 2019 financial results for the 12-week period ending June 18, 2019. Del Taco also reaffirmed its previously announced guidance for fiscal year 2019.

Fiscal Second Quarter 2019 Highlights

•	System-wide comparable restaurant sales increased 2.2%;

◦
Company-operated comparable restaurant sales increased 1.7%. Company-operated comparable restaurant sales were comprised of average check growth of 4.2%, including slight menu mix growth, partially offset by a transaction decline of 2.5%;

◦	Franchised comparable restaurant sales increased 2.8%;

•	Total revenue of $121.5 million representing 3.1% growth from the fiscal second quarter 2018;

•	Company-operated restaurant sales of $112.2 million representing 2.2% growth from the fiscal second quarter 2018;

•	Net income was $2.1 million, or $0.06 per diluted share, compared to $4.2 million, or $0.11 per diluted share, in the fiscal second quarter 2018;

•	Adjusted net income* was $4.9 million, or $0.13 per diluted share, compared to $5.4 million, or $0.14 per diluted share, in the fiscal second quarter 2018;

•
Restaurant contribution* margin of 19.0%, which includes an approximate 70 basis points unfavorable impact from the adoption of the new lease accounting standard, compared to 19.7% in the fiscal second quarter 2018;

•
Adjusted EBITDA* of $16.7 million, which includes approximately $0.7 million of unfavorable impact from the adoption of the new lease accounting standard, compared to $16.8 million in the fiscal second quarter 2018; and

•	One company-operated restaurant and two franchised restaurant openings and three company-operated restaurant closures.

* Adjusted net income, restaurant contribution, and adjusted EBITDA are non-GAAP measures and defined below under “Key Financial Definitions”. Please see the reconciliation of non-GAAP measures accompanying this release.

John D. Cappasola, Jr., President and Chief Executive Officer of Del Taco, commented, “Del Taco’s digital transformation, value evolution, and menu innovation strategies drove sequential system-wide comparable restaurant sales improvement during the second quarter. Company-operated restaurants experienced a 230 basis point and 300 basis point improvement, respectively, in comparable restaurant sales and transactions relative to the first quarter, while franchised restaurants similarly generated stronger sequential trends. We also improved our restaurant contribution margin performance compared to the first quarter due to these stronger top-line results coupled with effective cost management. Based upon our second quarter performance and outlook for the remainder of 2019, we are reaffirming our annual guidance.”

Cappasola continued, “The Del App now exceeds 675,000 registered users and we have expanded its functionality in company-operated restaurants to include online ordering through the App for pickup or delivery. Delivery is already available through

Grubhub in substantially all company-operated restaurants, and we are particularly excited about our plans to add Postmates and DoorDash later this year.”

Cappasola concluded, “Del Taco’s second quarter product and promotion strategy centered on the $4, $5 and $6 ‘Fresh Faves’ box meals to enhance our value platform, and the Beyond Taco and Beyond Avocado Taco platform to leverage our menu innovation. These products accentuate our QSR plus brand positioning and have been very well received by our guests as ‘Fresh Faves’ mixed at nearly 5% throughout the quarter while the Beyond Tacos mixed at over 6% since their system-wide launch on April 25th. During the third quarter we expanded our Beyond product line to include the Beyond 8 Layer Burrito and the Epic Beyond Cali Burrito as we seek to capitalize on the popularity and versatility of this 100% plant-based protein.”

Review of Fiscal Second Quarter 2019 Financial Results

Total revenue increased 3.1% to $121.5 million compared to $117.8 million in the fiscal second quarter 2018. Comparable restaurant sales increased 2.2% system-wide, resulting in a 5.5% increase on a two-year basis. Company-operated comparable restaurant sales increased 1.7% while franchise comparable restaurant sales increased 2.8%.

Net income was $2.1 million, representing $0.06 per diluted share, compared to $4.2 million in the fiscal second quarter 2018, representing $0.11 per diluted share.

Adjusted net income* was $4.9 million, or $0.13 per diluted share, compared to $5.4 million in the fiscal second quarter 2018, or $0.14 per diluted share.

Restaurant contribution* was $21.3 million compared to $21.7 million in the fiscal second quarter 2018. As a percentage of Company-operated restaurant sales, restaurant contribution margin decreased 70 basis points year-over-year to 19.0%. The decrease was the result of an approximately 50 basis point increase in occupancy and other operating expenses, an approximately 10 basis point increase in food and paper costs and an approximately 10 basis point increase in labor and related expenses. Restaurant contribution margin included a negative impact of approximately 70 basis points due to the adoption of the new lease accounting standard.

Adjusted EBITDA* was $16.7 million compared to $16.8 million in the fiscal second quarter 2019 and in fiscal 2019 includes approximately $0.7 million of unfavorable impact from the adoption of the new lease accounting standard.

Restaurant Development

During the fiscal second quarter 2019, there was one company-operated restaurant opening and two franchised restaurant openings. Thus far in 2019 there have been a total of nine system-wide openings and there are currently another 12 restaurants under construction with five more scheduled to begin construction in August. Del Taco also recently signed a new franchise development agreement for seven restaurants in Columbus, Ohio.

Repurchase Program for Common Stock and Warrants

During the fiscal second quarter 2019, the Company repurchased 303,607 shares of common stock at average price of $10.05 per share and repurchased 6,186 warrants at an average price per warrant of $1.30, for an aggregate of $3.1 million. At the fiscal quarter-end, approximately $22.3 million remained under our $75 million repurchase authorization.

Restaurant Portfolio Optimization

Del Taco continues to focus on optimizing its restaurant portfolio to help stimulate growth in new restaurants and existing restaurant AUV’s. This effort is expected to help shift company ownership to approximately 45% by the summer of 2020. Del Taco retained The Cypress Group, a leading restaurant and franchise investment banking firm, to manage the refranchising of certain company-operated restaurants across four non-core Western markets.

The marketing process has driven significant interest among new and existing franchisees and the Company is currently performing its due diligence by evaluating transaction economics and, most importantly, buyer qualifications including their track record as operators and new unit developers. Because the exact timing of any refranchising transactions has not yet been determined, they are not embedded within our fiscal year 2019 guidance referenced below.

Fiscal Year 2019 Guidance

Del Taco is reaffirming the following guidance for the 52-week fiscal year 2019 ending December 31, 2019. This guidance does not include any future refranchising transactions.

•	System-wide comparable restaurant sales growth of low-single digits;

•	Total revenue between $517 million and $527 million;

•	Company restaurant sales between $481 million and $491 million;

•	Restaurant contribution* margin between 18.1% and 18.6%, which includes approximately 70 basis points of unfavorable impact from the adoption of the new lease accounting standard;

•	General and administrative expenses between approximately 8.7% and 9.0% of total revenue;

•	Interest expense between approximately $7.2 million and $7.6 million;

•	Effective tax rate of approximately 26.5% to 27.5%;

•	Adjusted diluted earnings per share of approximately $0.47 to $0.52;

•	Adjusted EBITDA* is expected between $66.5 million and $69.0 million, which includes approximately $3.5 million of unfavorable impact from the adoption of the new lease accounting standard;

•	At least 25 gross system-wide new unit openings skewing toward franchised restaurants and an estimated 1% system-wide closure rate; and

•	Net capital expenditures between $42 million to $47 million.

Adjusted net income, restaurant contribution, and adjusted EBITDA* are non-GAAP measures and defined below under “Key Financial Definitions”.

We have not reconciled guidance for Adjusted Net Income or Adjusted EBITDA to the corresponding GAAP financial measure because we do not provide guidance for the various reconciling items. We are unable to provide guidance for these reconciling items because we cannot determine their probable significance, as certain items are outside of our control and cannot be reasonably predicted since these items could vary significantly from period to period. Accordingly, a reconciliation to the corresponding GAAP financial measure is not available without unreasonable effort.

Conference Call

A conference call and webcast to discuss Del Taco’s financial results and annual guidance is scheduled for 4:30 p.m. ET today. Hosting the conference call and webcast will be John D. Cappasola, Jr., President and Chief Executive Officer; and Steven L. Brake, Executive Vice President and Chief Financial Officer.

Interested parties may listen to the conference call via telephone by dialing 201-689-8471. A telephone replay will be available shortly after the call has concluded and can be accessed by dialing 412-317-6671; the passcode is 13692074.

The webcast will be available at www.deltaco.com under the investors section and will be archived on the site shortly after the call has concluded.

Key Financial Definitions

Comparable restaurant sales growth reflects the change in year-over-year sales for the comparable company, franchise and total system restaurant base. Restaurants are included in the comparable store base in the accounting period following its 18th full month of operations and excludes restaurant closures.

Restaurant contribution* is defined as company restaurant sales less restaurant operating expenses, which are food and paper costs, labor and related expenses and occupancy and other operating expenses. Restaurant contribution margin is defined as restaurant contribution as a percentage of company restaurant sales. Restaurant contribution and restaurant contribution margin are neither required by, nor presented in accordance with, GAAP. Restaurant contribution and restaurant contribution margin are supplemental measures of operating performance of restaurants and the calculations thereof may not be comparable to those reported by other companies. Restaurant contribution and restaurant contribution margin have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of results as reported under U.S. GAAP. Management believes that restaurant contribution and restaurant contribution margin are important tools for investors because they are widely-used metrics within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. Management uses restaurant contribution and restaurant contribution margin as key performance indicators to evaluate the profitability of incremental sales at Del Taco restaurants, to evaluate restaurant performance across periods and to evaluate restaurant financial performance compared with competitors.

Adjusted EBITDA* is defined as net income/loss prior to interest expense, income taxes, and depreciation and amortization, as adjusted to add back certain charges, such as stock-based compensation expense and restaurant closure charges, as these expenses are not considered an indicator of ongoing company performance. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income/loss as a measure of operating performance or cash flows or as measures of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP results. We believe Adjusted EBITDA facilitates operating performance comparisons from period to period by isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. These potential differences may be caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). We also present Adjusted EBITDA because (i) we believe this measure is frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry and (ii) we use Adjusted EBITDA internally as a benchmark to compare performance to that of competitors.

Adjusted net income* represents company net income before restaurant closure charges, sublease income related to closed restaurants, impairment of long-lived assets and other income related to insurance proceeds, net of tax. Adjusted diluted net income per share* represents company diluted net income per share before restaurant closure charges, sublease income related to closed restaurants, impairment of long-lived assets and other income related to insurance proceeds, net of tax.

About Del Taco Restaurants, Inc.

Del Taco (NASDAQ: TACO) offers a unique variety of both Mexican and American favorites such as burritos and fries, prepared fresh in every restaurant's working kitchen with the value and convenience of a drive-thru. Del Taco's menu items taste better because they are made with quality ingredients like fresh grilled chicken and carne asada steak, hand-sliced avocado, hand-grated cheddar cheese, slow-cooked beans made from scratch, and creamy Queso Blanco. Del Taco’s new advertising campaign, “Celebrating the Hardest Working Hands in Fast Food,” further communicates the company’s commitment to providing guests with fresh, quality food prepared by hand every day. Founded in 1964, today Del Taco serves more than three million guests each week at its more than 580 restaurants across 14 states. For more information, visit www.deltaco.com.

Forward-Looking Statements

In addition to historical information, this release may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, information concerning Del Taco’s possible or assumed future results of operations, business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation. These statements are based on Del Taco’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “target,” “may,” “will,” “should,” “future,” “propose,” “preliminary,” “guidance,” “on track” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Del Taco’s management’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks include, without limitation, consumer demand, our inability to successfully open company-operated or franchised restaurants or establish new markets, competition in our markets, our inability to grow and manage growth profitably, adverse changes in food and supply costs, our inability to access additional capital, changes in applicable laws or regulations, food safety and foodborne illness concerns, our inability to manage existing and to obtain additional franchisees, our inability to attract and retain qualified personnel, our inability to profitably expand into new markets, changes in, or the discontinuation of, the Company’s repurchase program, and the possibility that we may be adversely affected by other economic, business, and/or competitive factors. Additional risks and uncertainties are identified and discussed in Del Taco’s reports filed with the SEC, including under Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended January 1, 2019, and available at the SEC’s website at www.sec.gov and the Company’s website at www.deltaco.com.

Forward-looking statements included in this release speak only as of the date of this release. Del Taco undertakes no obligation to update its forward-looking statements to reflect events or circumstances after the date of this release or otherwise.

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Investor Relations Contact:
Raphael Gross
(203) 682-8253
investor@deltaco.com

Del Taco Restaurants, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	June 18, 2019	January 1, 2019
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$5,250	$7,153
Accounts and other receivables, net	2,269	3,167
Inventories	2,831	2,932
Prepaid expenses and other current assets	2,960	4,935
Assets held for sale	—	14,794
Total current assets	13,310	32,981
Property and equipment, net	153,498	161,429
Operating lease right-of-use assets	228,763	—
Goodwill	324,120	321,531
Trademarks	220,300	220,300
Intangible assets, net	11,370	18,507
Other assets, net	3,994	4,208
Total assets	$955,355	$758,956
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$19,688	$19,877
Other accrued liabilities	35,094	34,785
Current portion of finance lease obligations, other debt and deemed landlord financing liabilities	423	1,033
Current portion of operating lease liabilities	19,861	—
Total current liabilities	75,066	55,695
Long-term debt, finance lease obligations, other debt and deemed landlord financing liabilities, excluding current portion, net	146,587	178,664
Operating lease liabilities, excluding current portion	225,100	—
Deferred income taxes	69,958	69,471
Other non-current liabilities	15,336	32,852
Total liabilities	532,047	336,682
Shareholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value; 400,000,000 shares authorized; 36,795,532 shares issued and outstanding at June 18, 2019; 37,305,342 shares issued and outstanding at January 1, 2019	4	4
Additional paid-in capital	332,769	336,941
Accumulated other comprehensive (loss) income	(43)	180
Retained earnings	90,578	85,149
Total shareholders’ equity	423,308	422,274
Total liabilities and shareholders’ equity	$955,355	$758,956

Del Taco Restaurants, Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)
(In thousands, except share and per share data)

	12 Weeks Ended		24 Weeks Ended
	June 18, 2019	June 19, 2018	June 18, 2019	June 19, 2018
Revenue:
Company restaurant sales	$112,180	$109,800	$218,083	$214,909
Franchise revenue	4,638	4,149	8,703	7,941
Franchise advertising contributions	3,459	3,136	6,590	6,072
Franchise sublease and other income	1,183	728	2,281	1,445
Total revenue	121,460	117,813	235,657	230,367
Operating expenses:
Restaurant operating expenses:
Food and paper costs	30,855	30,082	59,673	59,055
Labor and related expenses	36,338	35,422	72,238	70,240
Occupancy and other operating expenses	23,703	22,627	48,136	44,613
General and administrative	10,849	10,321	21,314	20,750
Franchise advertising expenses	3,459	3,136	6,590	6,072
Depreciation and amortization	5,813	5,847	11,720	11,761
Occupancy and other - franchise subleases and other	993	651	1,847	1,289
Pre-opening costs	155	199	255	641
Impairment of long-lived assets	3,694	1,661	3,694	1,661
Restaurant closure charges, net	490	(24)	1,130	(37)
Loss on disposal of assets, net	594	87	884	180
Total operating expenses	116,943	110,009	227,481	216,225
Income from operations	4,517	7,804	8,176	14,142
Other expense (income), net:
Interest expense	1,722	2,012	3,506	3,922
Other income	(97)	—	(201)	—
Total other expense, net	1,625	2,012	3,305	3,922
Income from operations before provision for income taxes	2,892	5,792	4,871	10,220
Provision for income taxes	800	1,582	1,354	2,781
Net income	2,092	4,210	3,517	7,439
Other comprehensive (loss) income:
Change in fair value of interest rate cap, net of tax	(131)	115	(270)	289
Reclassification of interest rate cap amortization included in net income, net of tax	26	10	47	16
Total other comprehensive (loss) income, net	(105)	125	(223)	305
Comprehensive income	$1,987	$4,335	$3,294	$7,744
Earnings per share:
Basic	$0.06	$0.11	$0.10	$0.19
Diluted	$0.06	$0.11	$0.09	$0.19
Weighted-average shares outstanding
Basic	36,821,728	38,299,483	36,988,853	38,370,595
Diluted	37,083,799	38,643,873	37,215,059	38,938,106

Del Taco Restaurants, Inc.
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(Unaudited)
(In thousands)

	12 Weeks Ended		24 Weeks Ended
	June 18, 2019	June 19, 2018	June 18, 2019	June 19, 2018
Net income	$2,092	$4,210	$3,517	$7,439
Non-GAAP adjustments:
Provision for income taxes	800	1,582	1,354	2,781
Interest expense	1,722	2,012	3,506	3,922
Depreciation and amortization	5,813	5,847	11,720	11,761
EBITDA	10,427	13,651	20,097	25,903
Stock-based compensation expense (a)	1,676	1,360	3,253	2,634
Loss on disposal of assets, net (b)	594	87	884	180
Restaurant closure charges, net (c)	490	(24)	1,130	(37)
Amortization of favorable and unfavorable lease assets and liabilities, net (d)	(23)	(132)	63	(250)
Pre-opening costs (e)	155	199	255	641
Impairment of long-lived assets (f)	3,694	1,661	3,694	1,661
Other income (g)	(97)	—	(201)	—
Sublease income for closed restaurants (h)	(180)	—	(381)	—
Adjusted EBITDA	$16,736	$16,802	$28,794	$30,732

(a)	Includes non-cash, stock-based compensation.

(b)
Loss on disposal of assets, net includes the loss or gain on disposal of assets related to sales, retirements and replacement or write-off of leasehold improvements or equipment in the ordinary course of business, net gains or losses recorded associated with the sale of company-operated restaurants to franchisees and net gains or losses recorded associated with sale-leaseback transactions.

(c)
During 2019, restaurant closure costs includes rent expense, non lease executory costs and other direct costs associated with previously closed restaurants. During 2018, restaurant closure costs includes costs related to future obligations associated with the closure or net sublease shortfall of a restaurant and lease termination costs, partially offset by sublease income from leases which are treated as deemed landlord financing.

(d)	Includes amortization of favorable lease assets and unfavorable lease liabilities.

(e)
Pre-opening costs consist of costs directly associated with the opening of new restaurants and incurred prior to opening, including restaurant labor, supplies, cash and non-cash rent expense and other related pre-opening costs. These are generally incurred over the three to five months prior to opening.

(f)	Includes costs related to impairment of long-lived assets.

(g)	Other income consists of insurance proceeds related to a fire at two company-operated restaurants.

(h)	Includes other sublease income related to closed restaurants that have been subleased to third parties.

Del Taco Restaurants, Inc.
Reconciliation of Company Restaurant Sales to Restaurant Contribution
(Unaudited)
(In thousands)

	12 Weeks Ended		24 Weeks Ended
	June 18, 2019	June 19, 2018	June 18, 2019	June 19, 2018
Company restaurant sales	$112,180	$109,800	$218,083	$214,909
Restaurant operating expenses	90,896	88,131	180,047	173,908
Restaurant contribution	$21,284	$21,669	$38,036	$41,001
Restaurant contribution margin	19.0%	19.7%	17.4%	19.1%

Del Taco Restaurants, Inc.
Reconciliation of Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share
(Unaudited)
(In thousands, except per share data)

	12 Weeks Ended		12 Weeks Ended
	June 18, 2019		June 19, 2018
	$	Per Share	$	Per Share
Net income and diluted earnings per share, as reported	$2,092	$0.06	$4,210	$0.11
Restaurant closure charges, net (a)	490	0.01	(24)	—
Other income (b)	(97)	—	—	—
Sublease income for closed restaurants (c)	(180)	—	—	—
Impairment of long-lived assets (d)	3,694	0.10	1,661	0.04
Tax impact of adjustment (e)	(1,085)	(0.03)	(445)	(0.01)
Non-GAAP adjusted net income and adjusted diluted earnings per share	$4,914	$0.13	$5,402	$0.14

	24 Weeks Ended		24 Weeks Ended
	June 18, 2019		June 19, 2018
	$	Per Share	$	Per Share
Net income and diluted earnings per share, as reported	$3,517	$0.09	$7,439	$0.19
Restaurant closure charges, net (a)	1,130	0.03	(37)	—
Other income (b)	(201)	(0.01)	—	—
Sublease income for closed restaurants (c)	(381)	(0.01)	—	—
Impairment of long-lived assets (d)	3,694	0.10	1,661	0.04
Tax impact of adjustment (e)	(1,176)	(0.03)	(442)	(0.01)
Non-GAAP adjusted net income and adjusted diluted earnings per share	$6,583	$0.18	$8,621	$0.22

(a)
During 2019, restaurant closure costs includes rent expense, non lease executory costs and other direct costs associated with previously closed restaurants. During 2018, restaurant closure costs includes costs related to future obligations associated with the closure or net sublease shortfall of a restaurant and lease termination costs, partially offset by sublease income from leases which are treated as deemed landlord financing.

(b)	Includes other income which consists of insurance proceeds related to a fire at two company-operated restaurants.

(c)	Includes other sublease income related to closed restaurants that have been subleased to third parties.

(d)	Includes costs related to impairment of long-lived assets.

(e)	Represents the income tax associated with the adjustments in (a) through (d) that are deductible for income tax purposes.

Del Taco Restaurants, Inc.
Restaurant Development

	12 Weeks Ended		24 Weeks Ended
	June 18, 2019	June 19, 2018	June 18, 2019	June 19, 2018
Company-operated restaurant activity:
Beginning of period	312	315	322	312
Openings	1	1	1	4
Closures	(3)	(1)	(3)	(1)
Purchased from franchisees	—	—	3	—
Sold to franchisees	—	—	(13)	—
Restaurants at end of period	310	315	310	315
Franchise-operated restaurant activity:
Beginning of period	271	251	258	252
Openings	2	1	6	1
Closures	—	(1)	(1)	(2)
Purchased from Company	—	—	13	—
Sold to Company	—	—	(3)	—
Restaurants at end of period	273	251	273	251
Total restaurant activity:
Beginning of period	583	566	580	564
Openings	3	2	7	5
Closures	(3)	(2)	(4)	(3)
Restaurants at end of period	583	566	583	566